BANKED WATER PURCHASE AGREEMENT

This BANKED WATER PURCHASE AGREEMENT ("**Agreement**") is made effective as of the date of the last signature of a party below ("**Effective Date**"), and is by and between H2O NV INVESTMENTS LLC, a Nevada limited liability company, or its assignee ("**Buyer**"), and AMERICAN BATTERY TECHNOLOGY COMPANY, a Nevada corporation, formerly AMERICAN BATTERY METALS COMPANY ("**Seller**").

RECITALS

A. Seller holds the right to request municipal water service connections from the City of Fernley ("**City**") for up to **282.455** acre-feet annually of water rights ("**Water Interest**") banked with the City pursuant to certain water rights dedication and banking agreements and/or assignment agreements (collectively, the "**Banking Agreement**") as follows:

(1) <u>13 AF</u>: Assignment and Assumption of Beneficial Interest in Water Rights Banking and Dedication Agreement ("**Casey Assignment**") between Seller and Michael A. Casey and Claudia C. Casey dated February 11, 2021, recorded March 3, 2021 as Document No. 632190 in the official records of Lyon County ("**Official Records**");

(2) <u>18 AF</u>: Assignment and Assumption of Beneficial Interest in Water Rights Banking and Dedication Agreement ("**Nev Dev Assignment**") between Seller and NEV DEV, LLC, a Nevada limited liability company dated February 9, 2021, recorded March 4, 2021 in the Official Records;

(3) <u>24 AF</u>: Assignment and Assumption of Beneficial Interest in Water Rights Banking and Dedication Agreement ("**McCreary Assignment**") between Seller and Kim McCreary and Sue McCreary and Daniel McCreary and Carrie McCreary dated February 25, 2021, recorded March 19, 2021 in the Official Records;

(4) <u>13.635 AF</u>: Water Rights Banking and Dedication Agreement ("**Smith Assignment**") between the City and Mike Smith and Debra Gardner Smith dated June 2, 2021, recorded June 8, 2021 in the Official Records, as further assigned to Seller as of April 16, 2021 pursuant to page 10 of the same instrument;

(5) <u>40 AF</u>: Assignment and Assumption of Beneficial Interest in Water Rights Banking and Dedication Agreement ("**DLG 40AF Assignment**") between Seller and D.L.G. Associates, LLC, a Nevada limited liability company, dated April 2, 2021, recorded April 15, 2021 in the Official Records; and

(6) <u>173.82 AF</u>: Assignment and Assumption of Beneficial Interest in Water Rights Banking and Dedication Agreement ("**DLG 173AF Assignment**") between Seller and D.L.G. Associates, LLC, a Nevada limited liability

company, dated May 14, 2021, recorded July 9, 2021 in the Official Records.

B. Seller shall assign the Water Interest to Buyer pursuant to the City-approved Assignment and Assumption of Beneficial Interest in Water Rights Banking and Dedication Agreement, as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Purchase and Sale. Seller agrees to sell and Buyer agrees to buy from Seller, the Water Interest on the terms and conditions set forth in this Agreement. The parties acknowledge that Buyer has and will undertake cost and expense relative to (i) the Buyer's legal review of this Agreement and (ii) Buyer's due diligence investigation of the Water Interest.

2. Purchase Price and Deposit.

2.1 Purchase Price. The purchase price shall be Four Million Six Hundred Sixty-Six Thousand Five Hundred Seven and 50/100 Dollars ($4,660,507.50), which is equivalent to Sixteen Thousand Five Hundred Dollars ($16,500.00) per acre-foot of the Water Interest (the "Purchase Price"). The Purchase Price shall be paid by Buyer to Seller in cash or other immediately available funds at the Closing.

2.2 Deposit. Within two (2) business days of the Effective Date, Buyer shall deliver to the Escrow Agent Seven Hundred Thousand and 00/100 Dollars ($700,000.00) as an earnest money deposit (the "**Deposit**"). Until the expiration of the Due Diligence Period (as that term is defined in Paragraph 5.1), the Deposit is fully refundable to Buyer. After the expiration of the Due Diligence Period, the Deposit shall be non-refundable to Buyer (but shall continue to be held by Escrow Agent), except in the event of a Seller Default (as that term is defined in Paragraph 7.1) or as otherwise provided for in this Agreement or applicable law.

3. Escrow. Promptly following the Effective Date, the parties will open an escrow ("**Escrow**") with FIRST CENTENNIAL TITLE ("**Escrow Agent**"), Rachelle Lunger (RachelleL@fctnv.com), Escrow Officer, at 1032 Inglewood Drive, Suite 100, Fernley, NV 89408, by delivering to Escrow Agent a copy of this Agreement fully executed by the parties. Buyer and Seller agree to execute and deliver to Escrow Agent, in a timely manner, reasonable instruments that Escrow Agent deems necessary or desirable to perform its escrow functions set forth in this Agreement. If there is any inconsistency between such instruments and this Agreement, this Agreement shall control.

4. Application. Promptly following the Effective Date, Seller shall cause the City's Water Right Application Form (each, an "**Application**") to be prepared for each of the six (6) Banking Agreements referenced in Recital A; and upon Buyer's reasonable approval of the Applications, and the execution of the Applications by both parties, Seller shall submit the completed Applications to the City for the purpose of obtaining the City prepared form of assignment and assumption of the Water Interest ("**Assignment**") for each Banking Agreement to

effect the assignment of the Water Interest from Seller to Buyer. The Assignment is subject to the approval of Seller, Buyer and the City.

5. Due Diligence.

5.1 Due Diligence Materials. Seller shall deliver to Buyer, as promptly as possible following the Effective Date, the following (collectively, "**Additional Water Documents**"): (a) regarding the Nev Dev Assignment, copies of the (i) water rights banking and dedication agreement dated November 30, 2020, and (ii) water rights deed, as both are referenced in Section 1 of the Nev Dev Assignment; (b) regarding the Smith Assignment, the water rights deed wherein legal title to the water that is the subject of the Smith Assignment was conveyed from Mike Smith and Debra Gardner Smith to the City; and (c) regarding the DLG 40AF Assignment and DLG 173AF Assignment, the three (3) amendments referenced in each Section 1 of the same.

5.2 Due Diligence Period. Buyer shall have thirty (30) business days following the later to occur of (i) receipt of the Additional Water Documents, and (ii) Seller's delivery to the City of executed Applications ("**Due Diligence Period**"), to conduct such due diligence investigations as Buyer deems necessary and undertake such inspections, surveys, investigations, feasibility and financial analysis and due diligence on title and ownership of the Water Interest and the transaction contemplated hereunder and satisfy itself as to Seller's right, title and interest in the Water Interest and all other matters related to this transaction, including the form and content of the Banking Agreement. Buyer shall pay all costs and expenses of its due diligence inspection.

5.3 Termination. Notwithstanding anything to the contrary in this Agreement, if Buyer, in its sole discretion, determines prior to the expiration of the Due Diligence Period that the Water Interest is not feasible for Buyer's intended purposes or for any other reason or for no reason, and elects not to purchase the Water Interest, Buyer shall so notify Seller in writing and this Agreement shall be immediately terminated. If Buyer fails to notify Seller before expiration of the Due Diligence Period, Buyer shall be deemed to have waived its right to terminate this Agreement under this Paragraph 5. If Buyer terminates this Agreement, Seller shall cause the Escrow Agent to promptly return the Deposit to Buyer, and neither Party shall have any further interest or obligations hereunder, except such obligations that survive termination of the Agreement according to its terms.

6. Closing.

6.1 Closing Date. If the Buyer does not terminate this Agreement as provided in Paragraph 5.2, closing of the sale and purchase of the Water Interest ("**Closing**") shall occur as soon as practicable after the execution of the Assignments by the City, and delivery of the Assignments to Escrow Agent and the parties, in accordance with the below listed procedures.

6.2 City Confirmation. Upon (i) the parties' receipt of confirmation that the Assignments have been approved by all requisite action of the City, and (ii) the City and all parties have executed and delivered the Assignments, Buyer shall deliver to Escrow Agent funds in the amount of the Purchase Price, minus the Deposit, together with the Escrow Agent's escrow fees. The parties acknowledge that the City requires original signatures of the Assignments prior to the City executing and delivering the Assignments. If the City does not approve of the Assignments, or if the City or parties do not execute the Assignments (and such failure does not arise because of a default

by Buyer or Seller under this Agreement), then this Agreement will terminate, Seller shall cause Escrow Agent to promptly return the Deposit to Buyer, and neither party will have any further rights or obligations under this Agreement other than those that are expressly stated to survive the termination of this Agreement.

6.3 Release of Purchase Price. Upon the parties' receipt of confirmation that the Assignments have been approved by all requisite action of the City, and the City and all parties have executed and delivered the Assignments, Buyer shall cause Escrow Agent to release the remainder of the Purchase Price to Seller. Buyer has no obligation to cause Escrow Agent to release the Purchase Price to Seller unless and until (and as a condition precedent) the City has approved of the Assignments, and Buyer receives a copy of the Assignments executed by Seller, Buyer and the City.

6.4 Buyer Deliveries. On or before the Closing, Buyer shall deliver to Escrow Agent: (a) the Purchase Price in cash or other immediately available funds; (b) a copy of the Assignment fully executed by Buyer, and the original Assignment fully executed by Buyer delivered to the City; and (c) such other executed documents required by Escrow Holder as may be necessary to carry out the terms set forth in this Agreement.

6.5 Seller Deliveries. On or before the Closing, Seller shall deliver to Escrow Agent: (a) a copy of the Assignment fully executed by Seller, and the original Assignment fully executed by Seller Buyer delivered to the City; and (b) such other executed documents required by Escrow Holder as may be necessary to carry out the terms set forth in this Agreement.

6.6 Closing Costs. Buyer and Seller shall each be responsible for fifty percent (50%) of all Escrow Agent fees at Closing.

7. Termination.

7.1 Seller Default. In the event that Seller fails to comply with its obligations under this Agreement ("**Seller Default**"), Buyer has the right, as Buyer's sole remedy, to terminate this Agreement by written notice to Seller, and Escrow Agent shall return to Buyer the Purchase Price (or any portion thereof, including the Deposit) to the extent that Buyer has delivered the same to Escrow Agent, together with interest accrued thereon.

7.2 Buyer Default. In the event that Buyer fails to comply with its obligations under this Agreement ("**Buyer Default**"), Seller shall have the right, as Seller's sole remedy, to terminate this Agreement by written notice to Buyer.

8. Seller Representations. Seller makes the following warranties and representations which shall remain true and correct as of the Closing and shall survive Closing.

8.1 Power and Authority. Seller is a validly organized and existing Nevada corporation in good standing. Seller has the legal right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated by this Agreement. All requisite action has been taken by Seller in connection with entering into this Agreement, the instruments referenced in this Agreement, and the consummation of this transaction. Seller has the legal power, right and actual authority to bind Seller to the terms and conditions hereof.

8.2 Validity. This Agreement and all documents required hereby to be executed by Seller are and will be valid, legally binding obligations of and enforceable against Seller in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium laws or equitable principles affecting or limiting the Water Interest of the contracting parties generally.

8.3 Consent. The execution by Seller of this Agreement and the consummation of the transaction contemplated by this Agreement will not violate or breach of any contract or other instrument to which Seller is a party.

8.4 Title/Ownership. Seller is the record holder of the Water Interest, legal/fee title to which is held by the City. The Water Interest is free of all monetary encumbrances (e.g., deeds of trust and UCC-1 financing statements). Except for the foregoing, Buyer acknowledges that it is purchasing the Water Interest as-is and in reliance upon its own independent investigation of the Water Interest.

8.5 Compliance and Regulations. Seller has not received any notice of, nor is Seller aware of any condition relating to, any violation or any contest or adverse claim with respect to the Water Interest.

8.6 Transferability. Seller has no knowledge of any condition or fact related to the Water Interest which would prevent or impede the transfer and sale of the Water Interest.

8.7 No Litigation. To Seller's actual knowledge, there is no claim, litigation, action, arbitration, legal, administrative or other proceeding, investigation or inquiry pending or threatened against the Water Interest or pending or threatened against Seller which could affect title of the Water Interest, or affect the value or use of the Water Interest, or subject Buyer to liability, nor is there any basis known to Seller for any such claim, litigation, action, arbitration, proceeding, investigation or inquiry. No Leases. There are no leases, licenses, permits, assignments or other agreements granting any person other than Buyer the right to use the Water Interest or any portion thereof.

8.8 No Prior Options, Sales, Leases, or Assignments. Other than as contained in this Agreement, Seller has not granted any options, right of first refusal or entered into any other agreement that would commit or obligate Seller in any manner whatsoever, to sell, lease or assign the Water Interest or its beneficial interest in them, or any portion thereof.

8.9 Condition of Title. Seller hereby agrees from and after the Effective Date until the Closing that Seller will not: (i) take any action that will adversely affect title to or beneficial interest in the Water Interest; or (ii) lease, rent, assign, mortgage, encumber the Water Interest, or permit any encumbrances, liens or exceptions, which affect any portion of the Water Interest, without the prior written consent of Buyer, which Buyer may grant or withhold in its sole and absolute discretion.

9. **Buyer Representations.** Buyer makes the following warranties and representations, which shall remain true and correct as of the Closing and shall survive Closing.

9.1 Power and Authority. Buyer is a validly organized and existing Nevada limited liability company in good standing. Buyer has the legal right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby. All requisite action has been taken by Buyer in connection with entering into this Agreement, the instruments referenced herein, and the consummation of this transaction. The Buyer has the legal power, right and actual authority to bind Buyer to the terms and conditions hereof.

9.2 Validity. This Agreement and all documents required hereby to be executed by Buyer are and will be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium laws or equitable principles affecting or limiting the Water Interest of the contracting parties generally.

10. INDEMNIFICATION.

10.1 By Seller. Seller will defend, indemnify and hold the Buyer and its representatives, attorneys, beneficiaries, successors and assigns harmless from and against any and all claims, demands, liabilities, liens, costs, expenses, penalties, damages and losses (including, but not limited to, attorney's fees and costs) of every kind and nature incurred or accrued prior to the Closing Date with respect to the Water Interest. The foregoing indemnification by Seller shall survive the Closing.

10.2 By Buyer. Buyer will defend, indemnify, and hold Seller and its representatives, attorneys, beneficiaries, successors and assigns harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses (including, but not limited to, attorneys' fees and costs) of every kind and nature incurred or accrued from and after the Closing Date with respect to the Water Interest. The foregoing indemnification by Buyer shall survive the Closing.

11. Miscellaneous Provisions.

11.1 Confidentiality. Buyer and Seller shall not disclose any terms of this Agreement to any third party without prior written permission from the other party unless such disclosure is necessary or required to consummate the transactions contemplated by this Agreement (including the preparation and negotiation of this Agreement and Buyer's due diligence of the Water Interest) or pursuant to applicable laws, regulations or a court or governmental order.

11.2 Expenses. Each party to this Agreement shall be responsible for and shall pay all taxes, costs, expenses and legal and other fees incurred by it in connection with the negotiation, settlement and execution of this Agreement.

11.3 Time is of the Essence. Time is of the essence with respect to all matters contemplated by this Agreement.

11.4 Assignment. Buyer may assign this Agreement and the rights and obligations under this Agreement to any Don Roger Norman or Laura Norman affiliated entity. Except as stated

in the foregoing sentence, neither this Agreement, nor any term or provision in this Agreement, is assignable; and any assignment is void and of no force or effect.

11.5 Notice. Any notices or other communications under this Agreement shall be in writing to the addresses below, and shall be deemed given and duly delivered: (i) if by email, upon confirmation of receipt of such email; (ii) upon personal hand delivery; or (iii) if delivered by overnight express carrier, upon the next business day following delivery to said carrier; or (iv) as of the second day following the day deposited in the United States mail with postage prepaid and properly addressed to the appropriate party at its address set forth below, or at such other place as such party from time-to-time hereafter designates to each other party in writing. The parties may change their respective addresses for notice purposes by providing notice of such change pursuant to the foregoing procedure.

11.6 Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements or understandings regarding the same subject matter as this Agreement, which are null and void.

11.7 Survival. The representations, covenants, agreements and warranties contained herein shall not be discharged or dissolved upon Closing or the execution and delivery of the Assignment, but shall survive the same.

11.8 Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada without giving effect to the principles of conflicts of law, and venue for any such action shall be in the Second Judicial Court, Washoe County, Nevada.

11.9 Written Amendments. This Agreement may not be modified, amended, altered or changed in any respect whatsoever except by further agreement in writing, duly executed by both parties. No oral statements or representations subsequent to the execution hereof by either party are binding on the other party, and neither party shall have the right to rely on such oral statements or representations.

11.10 Successors. The terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns.

11.11 Attorney's Fees. If either party brings an action or proceeding against the other party to enforce or interpret any of the terms or provisions of this Agreement, the prevailing party in such action or proceeding will be entitled to recover all costs and expenses of such action or proceeding from the non-prevailing party, including, without limitation, reasonable attorneys' fees, expert witness' fees, court costs, and other litigation-related expenses.

11.12 Future Cooperation. Each party shall, at the request of the other, at any time execute and deliver to the requesting party all such further instruments as may be reasonably necessary or appropriate in order to effectuate the purpose and intent of this Agreement. Without limiting the foregoing, after Closing Seller will cooperate with Buyer to provide evidence necessary to defeat a claim of abandonment of the Water Interest should any such claim arise.

11.13 Calculation of Time. All periods of time referred to in this Agreement shall

include all Saturdays, Sundays, and state or national holidays, unless the period of time specifies business days, provided that if the date to perform any act or give any notice with respect to this Agreement shall fall on a Saturday, Sunday or state or national holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday, state or national holiday.

11.14 Interpretation. The parties hereto acknowledge and agree that each has been given the opportunity to review this Agreement with legal counsel independently. The parties have equal bargaining power and intend the plain meaning of the provisions herein. In the event of an ambiguity in or dispute regarding the interpretation of this Agreement, the interpretation of this Agreement shall not be resolved by any rule of interpretation providing for interpretation against the party who causes the uncertainty to exist, or against the draftsmen.

11.15 Headings. Headings used in this Agreement are used for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

11.16 Third Party Beneficiary. This Agreement is not intended to create, nor shall it be in any way interpreted or construed to create, any third-party beneficiary rights in any person not a party hereto.

11.17 Severability. If any provision of this Agreement is for any reason held to be invalid or unenforceable in any proceeding in any jurisdiction in which it is sought to be enforced, such invalidity or unenforceability will not affect any other provisions hereof, and this Agreement will be construed for the purposes of such proceeding as if such invalid or unenforceable provision were omitted.

11.18 Counterparts; Electronic Signatures. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party's signature. Further, this Agreement may be executed by facsimile or by portable document format (.pdf) signature, such that execution of this Agreement by facsimile or by portable document format (.pdf) signature shall be deemed effective for all purposes as though this Agreement was executed as a "blue ink" original.

11.19 Risk of Loss. All risk of loss shall remain with Seller until Closing, including diminution in the quantity of the Water Interest through any cause whatsoever, including amendment to laws or regulations.

11.20 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

11.21 WAIVER OF RIGHT TO TRIAL BY JURY. BUYER AND SELLER HEREBY WAIVE THE RIGHT TO ANY TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION OR JUDICIAL PROCEEDING RELATING TO THIS AGREEMENT. THIS WAIVER OF RIGHT OF TRIAL BY JURY IS SEPARATELY GIVEN AND IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY BUYER AND SELLER.

11.22 Brokers. Each party warrants and represents to the other that, other than Kristi Giudici, Broker of Kristi Corporation, Broker No. B.20127, representing the Seller, who shall be entitled to six percent (6%) of the purchase price as a fee to be paid by Seller at Closing, and Duane Sanchez, Graystone Commercial NV LLC, representing the Buyer, who shall be entitled to six percent (6%) of the purchase price as a fee to be paid by Buyer at Closing, no broker, or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement. Each party agrees to defend, indemnify and hold harmless the other party from any claims, expenses, costs or liabilities arising in connection with a breach of that party's representations and warranties in the preceding sentence.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year last below written to be effective on the Effective Date above.

SELLER:

AMERICAN BATTERY TECHNOLOGY COMPANY formerly AMERICAN BATTERY METALS COMPANY

By: Ryan Melsert
Name: Ryan Melsert
Its: CEO
Dated: April 20, 2025

Address: 100 Washington St, #100
Reno, NV 89503
Attn: Ryan Melsert
Email: rmelsert@batterymetals.com

BUYER:

H2O NV INVESTMENTS LLC, a Nevada limited liability company

By: Don Roger Norman
Name: Don Roger Norman
Its: Manager
Dated: 4-18-25

Address: PO BOX 838
POWAY CA 92074
Attn:
Email: cgagliano@normanproperties.com